EXHIBIT 99.1

Medical Practice Income, Inc., a Subsidiary of USA Equities Corp. (USAQ), Announces the Early Success of QHSLab Launch in South Florida

West Palm Beach, FL – September 1, 2020 – Medical Practice Income (MPI), a subsidiary of USA Equities Corp. (OTC Link: USAQ), a company focused on value-based healthcare solutions and physician-directed digital medicine, is proud to announce the early success of the QHSLab launch in South Florida. Since launching the platform on June 30, 2020, 159 medical practices have provided 374 allergy patients with a QHSLab-generated allergen immunotherapy prescription, generating an estimated $664,608 in reimbursement revenue to these physicians practices.

There are over 450,000 primary care physicians, including licensed nurse practitioners, in the United States. Many are reporting higher rates of fatigue and burnout due to long hours, heavy patient caseloads, and declining practice revenue from a lack of healthcare reimbursements. Primary care physicians are particularly overwhelmed by the number of patients suffering from allergies, which often signal other health related and immune compromising concerns. Doctors need smart, digital medicine solutions that save time and money, while delivering the right treatment to patients that need it. With the addition of QHSLab, not only will physicians be better equipped to treat patients, but they will also be able to sustain their practices with ongoing revenue through healthcare reimbursements, generating new income per practice, per year.

Allergies alone are estimated to affect 1 in every 5 Americans and costs upwards of $18 billion in direct health and medical expenditures annually. It not only impairs quality of life, but is responsible for as much as $4 billion annually in lost productivity due to work and school absences. When over-the-counter allergy medication treatment is no longer successful, allergen immunotherapy is recommended. Allergen immunotherapy is usually prepared by allergy specialists however, today there is a published shortage of board-certified allergy specialists available to treat the number of allergy sufferers.1 Patients must now rely on their primary care provider to effectively manage their allergies. “Through our AI-enhanced, physician-directed platform, MPI’s QHSLab, we’re increasing the primary care physician’s ability to effectively address their patients chronic conditions, while saving them time and potentially expensive visits to a specialist when not absolutely necessary,” said Troy Grogan, President and CEO of Medical Practice Income, Inc and USA Equities Corp.

The Fall of 2020 is soon upon us, but this season will be even more alarming than usual due to the ongoing spread and impact of COVID-19. Fredric Pullen MD, FACS, an Allergy and Ear, Nose & Throat Specialist based in Palm Beach Gardens, FL shared the following insight regarding QHSLab: “It’s so much easier for busy primary care physicians to have a software system that can automatically generate the patient’s allergy formulas for their appropriate immunotherapy, based on their allergy test results. It saves time and potential error which is a definite plus for non-allergy specialist doctors, especially in the age of COVID-19.”

For more information about Medical Practice Income, or to become a participating physician, please visit https://www.medicalpracticeincome.com/opportunities.

1.	American College of Allergy, Asthma and Immunology. Graduate Medical Education and Workforce Issues in Allergy and Immunology. 2008.

About USA Equities Corp (OTC Link: USAQ)

On December 20, 2019 USA Equities Corp entered into and consummated a share exchange with the former stockholders of Medical Practice Income, Inc. (MPI), a Florida corporation. As a result of the Share Exchange, MPI became our wholly-owned-subsidiary. We are focused on value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine. The Company’s intellectual properties, products and information service portfolio is directed towards prevention, early detection, management and reversal of cardio-metabolic and other chronic diseases. Our principle objectives are to develop proprietary software tools, devices, and approaches, providing more granular, timely, and specific clinical decision-making information for practicing physicians and other health care providers to address todays obese, diabetic and cardiovascular disease population and is located in West Palm Beach, Florida. For more information, visit www.MedicalPracticeIncome.com/discover .

Forward-Looking Statements

This press release contains forward-looking statements which are identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that involve risks and uncertainties. These statements have not been based solely on historical facts but on USA Equities Corp current expectations about future events and results. You should consider that as such statements relate to future matters, they are subject to various inherent risks, uncertainties and assumptions that could cause actual results or events to differ materially from expectations described in the forward-looking statement. Various important factors could cause actual results or events to differ materially from the forward-looking statements that USA Equities Corp makes, including, but not limited to, the risk that software development and studies may be delayed and may not have satisfactory outcomes, the risk that costs required to continue our Software as a Service (SaaS) or to expand our operations will be higher than anticipated and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed by USA Equities Corp with the SEC on February 21, 2020. Except where required by law, USA Equities Corp. has no intention to update or revise forward looking statements, or to publish prospective financial information in the future, regardless of whether new information, future events or any other factors affect the information contained in this presentation. None of USA Equities Corp Directors, Consultants, or any other person named with their consent in this presentation can assure you that any forward-looking statement or result expressed or implied by any forward-looking statement will be achieved.

Investor & Media Contact:
Olivia Giamanco
Medical Practice Income, Inc.
(929) 374-6503
Admin@medicalpracticeincome.com